Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-126062, 333-86686, 333-86688, 333-53278, 033-88634, 333-41632, 333-41634, 333-41670, 333-28459, 333-07831 and 033-88638) on Form S-8 and Registration Statement No. 333-131073 on Form S-3 of Maxwell Technologies, Inc. of our reports dated March 15, 2007 relating to our audits of the consolidated financial statements, financial statement schedule and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Maxwell Technologies, Inc. for the year ended December 31, 2006.

Our report dated March 15, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and an opinion that the Company had not maintained effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ MCGLADREY & PULLEN, LLP

Irvine, California

March 15, 2007